Exhibit 4(c)





                                                                Page 2
NLU

Northbrook Life

Insurance Company

A Stock Company

Headquarters: 3100 Sanders Road Northbrook, IL 60062


Flexible Premium Deferred Variable Annuity Certificate

This Certificate is issued pursuant to the terms of Master Policy Number 64890022 issued by Northbrook Life Insurance Company to Dean Witter Reynolds Inc., called the Master Policyholder. This Certificate is governed by Delaware law.

Throughout this Certificate, "you" and "your" refer to the Certificate Owner(s). "We", "us" and "our" refer to Northbrook Life Insurance Company.

Certificate Summary

This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the accumulation phase and periodic income payments beginning on the payout start date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the variable account, will vary to reflect the performance of the variable account. This Certificate does not pay dividends.

The tax status of this Certificate as it applies to the Owner should be reviewed each year.

PLEASE READ YOUR CERTIFICATE CAREFULLY.

This is a legal contract between the Certificate Owner and Northbrook Life Insurance Company.

Return Privilege

If you are not satisfied with this Certificate for any reason, you may return it to us or our agent within 20 days after you receive it. We will refund any purchase payments allocated to the variable account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

If you have any questions about your Northbrook Life variable annuity, please contact Northbrook Life at (800) 654-2397.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

         Michael J. Velotta                Thomas J. Wilson
         Vice President, Secretary         Chairman and Chief
         and General Counsel               Executive Officer

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TABLE OF CONTENTS

------------------------------------------

THE PERSONS INVOLVED....................3

ACCUMULATION PHASE......................4

PAYOUT PHASE............................9

INCOME PAYMENT TABLES..................11

GENERAL PROVISIONS.....................12

---------------------------------------------

ANNUITY DATA

---------------------------------------------


CERTIFICATE NUMBER:.................44444444


ISSUE DATE:......................May 7, 1996


INITIAL PURCHASE PAYMENT:.........$10,000.00
                                  Non-Qualified

OWNER:..............................John Doe


ANNUITANT:..........................John Doe
        AGE AT ISSUE:.....................35
        SEX:............................Male


PAYOUT START DATE:..............July 1, 2046
  (May be changed by notifying us no
   later than 30 days prior to this date)


INCOME PLAN:...........Life with 10 years -
                      Unless Changed by Owner

ADMINISTRATOR:...........Northbrook Life Insurance Company
                            Annuity Services Division

                                 P.O. Box 94040
                             Palatine, IL 60094-4040

INITIAL ALLOCATION OF PURCHASE PAYMENTS:
        QUALITY INCOME PLUS:........................50%
        DIVIDEND GROWTH:............................50%



--------------------------------- ------------- -----------------------------

OWNER'S                RELATIONSHIP
BENEFICIARY               TO OWNER         PERCENTAGE
-----------               ---------        ----------
-----------------------------------------------------------------
-----------------------------------------------------------------

Jeff Doe                    Son               100%
-----------------------------------------------------------------



DPNvaiii

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THE PERSONS INVOLVED
Owner Unless changed, the person(s) named at the time of application is (are) the owner(s) of this Certificate. The owner has all rights, title and interest in this Certificate. As owner, you will receive any income payments made under an income plan.

You may exercise all rights and options stated in this Certificate, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary at any time. If you are a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request from you. We are not responsible for the tax consequences of an owner, beneficiary or annuitant change.

You may not assign an interest in this Certificate as collateral or security for a loan. Otherwise, you may assign benefits under this Certificate prior to the payout start date. No beneficiary may assign benefits under the Certificate until they are due. No assignment will bind us unless it is signed by you and filed with us. We are not responsible for the validity of an assignment.

If the owner is more than one person:

o "owner" as used in this Certificate means any and all persons named as the owner, unless otherwise indicated;

o any assignment or request for a change must be signed by all the persons named as the owner; and

o on the death of any one person named as owner, ownership rights, title and interest shall be retained by the surviving person(s) named as the owners. See the section titled Accumulation Phase for the details concerning the death of an owner.


Annuitant The annuitant is the person whose life may affect the timing or amount of the payout under this Certificate. The owner is the annuitant unless a different annuitant has been designated.


Beneficiary The death benefit is payable to the beneficiary if the sole surviving owner dies during the accumulation phase, subject to any prior claims. Details, including the special treatment of a beneficiary who is the owner's spouse, are stated in the section titled Accumulation Phase.

If the owner dies during the payout phase the surviving owner(s) will become the payee of any income payments scheduled to continue after the owner's death. If there are no surviving owners the beneficiary will become the payee of any such payments.

The beneficiary is as named in the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named by you is no longer living when the death benefit becomes payable, the beneficiary will be:

o    your spouse if living; otherwise

o    your children equally if living; otherwise

o    your estate.



ACCUMULATION PHASE

Accumulation Phase Defined The accumulation phase is the first of two phases in the life of your Certificate. During this period your cash value results from purchase payments made, investment experience of the variable account, interest credited to the fixed accounts, and charges deducted. Any withdrawals you make and associated charges, if any, will reduce your cash value.

The accumulation phase begins on the issue date stated on the Annuity Data page. This phase will continue until the payout start date unless the Certificate is terminated before that date. Time during the accumulation phase is measured in certificate years. Certificate years are those years that begin with the issue date or an anniversary of the issue date.

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Your  certificate  will stay in force until the payout  start date,  unless your cash value is reduced to zero.


Purchase Payments Purchase payments may be made at any time during the accumulation phase. While this certificate allows purchase payments after the initial purchase payment, they are not required. We may limit the amount of purchase payments we will accept. We will invest the purchase payments in the investment alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% to any of the investment alternatives. The total allocation must equal 100%. For each purchase payment, the minimum amount that may be allocated to the fixed account is $500.

Allocation of your purchase payments will be made as you requested at the time of application. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive this notification.

Investment Alternatives Investment alternatives are the sub-accounts of the variable account and the fixed accounts.


Variable Account The variable account for this Certificate is the Northbrook Variable Annuity Account II. This variable account is our separate investment account to which we allocate certain assets contributed under this and other certificates. These assets remain our property but will not be charged with liabilities arising from any other business we may have.


Sub-accounts The variable account is divided into sub-accounts. Each sub-account invests solely in the shares of the mutual fund(s) underlying that sub-account.

Fixed Account Options The Fixed Account Options are the Standard Fixed Account and the Dollar Cost Averaging Fixed Account.


Standard Fixed Account Money in the Standard Fixed Account will earn interest at the current rate in effect at the time of allocation or transfer to the Standard Fixed Account for the guarantee period. We will offer a six year guarantee period. Other guarantee periods will be offered at our discretion. After the guarantee period, a renewal rate will be declared. Subsequent renewal dates will be on anniversaries of the first renewal date. The current rate and the renewal rate(s) will never be less than 3%.

Interest is credited to the Standard Fixed Account daily during the accumulation phase. The rates we quote when referring to interest credits are effective annual interest rates. ?Effective annual rate? means the yield earned when interest credits at the underlying daily rate have compounded for a full year.


Dollar Cost Averaging Fixed Account Money in the Dollar Cost Averaging Fixed Account will earn interest at the current rate in effect at the time of allocation to the Dollar Cost Averaging Fixed Account for a period of one year. After the first year, a renewal rate will be declared. The current rate and the renewal rate(s) will never be less than 3%. Subsequent renewal dates will be on anniversaries of the first renewal date.

Interest is credited to the Dollar Cost Averaging Fixed Account daily during the accumulation phase. The rates we quote when referring to interest credits are effective annual interest rates as defined in the Fixed Account provision of your certificate.

Transfers are not allowed into the Dollar Cost Averaging Fixed Account. The Dollar Cost Averaging Fixed Account will be offered at our discretion.


Six-Month Dollar Cost Averaging Fixed Account Money in the Six-Month Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Six-Month Dollar Cost Averaging Fixed Account. Crediting rates for the Six-Month Dollar Cost Averaging Fixed Account will never be less than 3% annually. Each purchase payment and associated interest in the
Six-Month Dollar Cost Averaging Fixed Account must be transferred to sub-accounts of the variable account in equal monthly installments within the six-month transfer period. If we do not receive an allocation from you within one month of the date of payment, the payment plus associated interest will be transferred to the money market sub-account in equal monthly installments using the longest transfer period being offered at the time the purchase payment is made. If the Six-Month Dollar Cost Averaging Fixed Account is discontinued prior to the last scheduled transfer, the remaining balance in the Six-Month Dollar Cost Averaging Fixed Account will immediately be transferred to the money market sub-account unless a different variable sub-account is requested. No transfers are permitted into the Six-Month Dollar Cost Averaging Fixed Account. The Six-Month Dollar Cost Averaging Fixed Account will be offered at our discretion.

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Twelve-Month  Dollar Cost  Averaging  Fixed  Account  Money in the  Twelve-Month
Dollar Cost Averaging Fixed Account will earn interest at the annual rate in effect at the time of allocation to the Twelve-Month Dollar Cost Averaging Fixed Account. Crediting rates for the Twelve-Month Dollar Cost Averaging Fixed Account will never be less than 3% annually. Each purchase payment and associated interest in the Twelve-Month Dollar Cost Averaging Fixed Account must be transferred to sub-accounts of the variable account in equal monthly installments within the twelve-month transfer period. If we do not receive an allocation from you within one month of the date of payment, the payment plus associated interest will be transferred to the money market sub-account in equal monthly installments using the longest transfer period being offered at the time the purchase payment is made. If the Twelve-Month Dollar Cost Averaging Fixed Account is discontinued prior to the last scheduled transfer, the remaining balance in the Twelve-Month Dollar Cost Averaging Fixed Account will immediately be transferred to the money market sub-account unless a different variable sub-account is requested. No transfers are permitted into the Twelve-Month Dollar Cost Averaging Fixed Account. The Twelve-Month Dollar Cost Averaging Fixed Account will be offered at our discretion.


Cash Value Your cash value is equal to the sum of:

o the number of accumulation units you hold in each sub-account of the variable account multiplied by the accumulation unit value for that sub-account on the most recent valuation date; plus

o    the total value you have in the Fixed Account Options.


Accumulation Units Amounts which you allocate to a sub-account of the variable account are used to purchase accumulation units in that sub-account. The accumulation unit value for each sub-account at the end of any valuation period is calculated by multiplying the prior value by the sub-account's net investment factor for the valuation period. The accumulation unit values may go up or down. Additions or transfers to sub-accounts of the variable account will increase the number of accumulation units for that sub-account. Withdrawals or transfers from sub-accounts of the variable account will result in cancellation of accumulation units from that sub-account.


Valuation Period A valuation period is the time interval between the closing of the New York Stock Exchange on consecutive valuation dates. A valuation date is any date the New York Stock Exchange is open for trading except for days in which there is insufficient trading in the variable account's portfolio securities such that the value of accumulation or annuity units might not be materially affected by changes in the value of the portfolio securities.


Net Investment Factor For each sub-account of the variable account, the net investment factor for a valuation period is (A) divided by (B), minus (C) where:

(A)  is the sum of:

     (1) the net asset value per share of the mutual fund(s) underlying the sub-account determined at the end of the current valuation period, plus

     (2) the per share amount of any dividend or capital gain distributions made by the mutual fund(s) underlying the sub-account during the current valuation period.

(B) is the net asset value per share of the mutual fund(s) underlying the sub-account determined as of the end of the immediately preceding valuation period.

(C) is the sum of the annualized administrative expense and the annualized mortality and expense risk charges divided by 365 and then multiplied by the number of calendar days in the current valuation period.


Transfers Prior to the payout start date, you may transfer amounts between investment alternatives. You may make 12 transfers per certificate year without charge. Each transfer after the 12th transfer in any certificate year, except those from a dollar cost averaging fixed account, will be assessed a $25 transfer fee. Transfers are subject to the following restrictions:

o The minimum amount that may be transferred from an investment alternative is $100; if the total amount in an investment alternative is less than $100, the entire amount may be transferred.

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o    The minimum  transfer to any one  guarantee  period of the  Standard  Fixed
     Account is $500. No transfers are allowed into any dollar cost averaging fixed account.

o The following limits do not apply to transfers from any dollar cost averaging fixed account. The maximum amount which may be transferred from the Standard Fixed Account to the variable account or between guarantee periods of the Standard Fixed Account in any certificate year is limited to the greater of:

     - 25% of the value in the fixed account on the most recent certificate anniversary. If 25% of the most recent value is greater than zero but less than $1,000, then up to $1,000 may be transferred; or

     - 25% of the sum of purchase payments allocated to the Standard Fixed Account and transfers to the Standard Fixed Account, all as of the most recent certificate anniversary.

o If the first renewal interest rate is less than the current rate that was in effect at the time money was allocated or transferred to the Standard Fixed Account, the 25% transfer restriction for that money and the accumulated interest thereon will be waived during the 60 day period following the first renewal date.

We reserve the right to limit transfer amounts among sub-accounts if we determine, in our sole discretion, that the exercise of that right by one or more certificate owners is, or would be, to the disadvantage of other certificate owners. Transfer limitations could be applied to transfers to or from some or all of the sub-accounts and could include but not be limited to:

o    The requirement of a minimum time period between each transfer;

o    Not   accepting   transfer   requests   of  an   agent   acting   under   a
     power-of-attorney on behalf of more than one certificate owner; or,

o Limiting the dollar amount that may be transferred between the sub-accounts and the fixed accounts by a certificate owner at any one time

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other certificate owners.

We reserve the right to waive the transfer fees and/or restrictions contained in this Certificate.

Charges The charges for this Certificate include taxes as defined below, certificate maintenance charges, administrative expense charges, and mortality and expense risk charges. If withdrawals are made, the Certificate may be subject to early withdrawal charges.


Taxes Any premium taxes or other taxes imposed on amounts relating to this Certificate may be deducted from purchase payments or cash values when the tax is incurred or at a later time.


Certificate Maintenance Charge The certificate maintenance charge will be deducted each year from your cash value to reimburse us for the expenses of maintaining this Certificate. This charge will never be greater than $35 per certificate year. The certificate maintenance charge of $35 will be waived for the remainder of the life of the certificate when the Cash Value is $40,000 or more on or after the issue date. Prior to the payout start date, the certificate maintenance charge will be deducted from your cash value on each certificate anniversary. The charge will be deducted on a pro-rata basis from each sub-account in the proportion that your investment in each bears to your cash value. The certificate maintenance charge will also be deducted in full if the Certificate is surrendered on any date other than a certificate anniversary.



Administrative Expense Charge Both before and after the payout start date, we will deduct an administrative expense charge from the assets in the variable account on a daily basis. The administrative expense charge is to reimburse us for administrative expenses incurred in maintaining this Certificate that are not covered by the certificate maintenance charge. The annualized administrative expense charge will never be greater than 0.10%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the Fixed Account Options.

Mortality and Expense Risk Charge Both before and after the payout start date, we will deduct a mortality and expense risk charge from the assets in the variable account on a daily basis. The annualized mortality and expense risk charge will never be greater than 1.25%. (See the calculation under Net Investment Factor). This charge will also be reflected in the net interest rate credited to assets in the Fixed Account Options.

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Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Withdrawal and Surrender You have the right to make a partial withdrawal or full surrender at any time during the accumulation phase. You must specify the investment alternative(s) from which you wish to make a withdrawal. The amount of any withdrawal you request, plus an early withdrawal charge and premium taxes when applicable, will reduce your cash value.

Any withdrawal must be at least $500. If a withdrawal would leave a cash value of less than $500, we will treat the request as a full surrender.

If you surrender your Certificate, we will pay you its cash value, less any applicable early withdrawal charges and premium taxes, and the Certificate will terminate.



Early Withdrawal Charge An early withdrawal charge may be applied to a full surrender or partial withdrawal of cash value in excess of the free withdrawal amount. For the purpose of assessing an early withdrawal charge, withdrawals are assumed to come from purchase payments first, beginning with the oldest payment.

Early withdrawal charges will be based on the age(s) of the purchase payment(s) associated with the withdrawal according to the following schedule:

                                    Maximum
     Complete Certificate          Withdrawal
     Years since Purchase           Charge
     Payment was made               Percent

               0                        6%
               1                        5%
               2                        5%
               3                        4%
               4                        3%
               5                        2%
            6 or more                   0%



Once all purchase payments have been withdrawn, additional withdrawals will not be assessed an early withdrawal charge. The maximum aggregate early withdrawal charge is 6% of your purchase payments.


Free Withdrawal Amount A free withdrawal amount will be available in each certificate year. This free withdrawal amount may be withdrawn over the course of the certificate year without incurring early withdrawal charges. The free withdrawal amount is 15% of the amount of purchase payments as of the issue date or the most recent certificate anniversary, whichever is later.

As with all withdrawals, the free withdrawal amount will be assumed to come from the oldest remaining purchase payments first. Free withdrawal amounts not withdrawn in a certificate year are not carried over to increase the free withdrawal amount in a subsequent certificate year.

Withdrawal charges will be waived on partial withdrawals taken to satisfy qualified plan required minimum distribution rules as described in the Internal Revenue Code. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.

Death of Owner or Annuitant If you die prior to the payout start date, the new owner will be the surviving owner(s). If there is (are) no surviving owner(s), the new owner will be the beneficiary(ies). The new owner will have the options described in the Options of New Owner subsection below.



If you are owner and annuitant and you die, then the new annuitant will be the oldest new owner. However, if the new owner is a corporation, trust, or other non-natural person, the Certificate will terminate, the death benefit as described below will be paid to the new owner, and the new owner will not have the options described below.

If any annuitant dies who is not also an owner, the owner must elect an applicable option listed below. If the option selected is 1(a) or 1(b)(ii) below, the new annuitant will be the youngest owner, unless the owner names a different annuitant.

1.   If the owner is a natural person:

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     a.   The owner may choose to continue this  Certificate as if the death had not occurred; or

2. If we receive due proof of death within 180 days of the date of the annuitant?s death, then the owner may alternatively choose to:

     i.   Receive the Death Benefit in a lump sum; or

     ii. Apply the Death Benefit to an Income Plan which may begin within one year of the date of death and must be for a period equal to or less than the life expectancy of the owner.

2.   If the owner is a non-natural person:

     The owner must receive the Death Benefit in a lump sum.


Options of New Owner If the sole new owner is your spouse:

o Your spouse may elect, within 60 days of the date of your death, to receive the death benefit described below.

o If your spouse does not make this election, then the accumulation phase continues as if the death had not occurred. On the date the Certificate is continued, the Cash Value will equal the amount of the Death Benefit as determined as of the Valuation Date on which we received Due Proof of Death (the next Valuation Date, if we received Due Proof of Death after 3 p.m. Central Time). If your Certificate is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within one year of the date of death without incurring a Withdrawal Charge.


All ownership rights under the Certificate are then available to your spouse as the new owner.

If the new owner is not your spouse, then this new owner has the following options:

o The new owner may elect, within 60 days of the date of your death, to receive the death benefit described below.

o The new owner may elect, within 60 days of the date of your death, to receive the settlement value payable in a lump sum within 5 years of your date of death.

o The new owner may elect, within one year of the date of your death, to receive the settlement value paid out under one of the income plans described in the Payout Phase section. The payout start date must be within one year of your date of death. Income payments must be over the life of the new owner or over a period not to exceed the life expectancy of the new owner.

o    If the new owner does not make one of the above  described  elections,  the
     settlement   value  will  be  paid  to  the  new  owner  on  the  mandatory distribution date 5 years after your date of death.

Under any of these options, all ownership rights are available to the new owner from the date of your death to the date on which the death benefit or settlement value is paid.


Death Benefit The death benefit is the greater of:

o the sum of all purchase payments, less any withdrawals, applicable early withdrawal charges and premium tax; or

o    the cash value on the date we receive due proof of death; or

o the cash value on the most recent death benefit anniversary, less any withdrawals, applicable early withdrawal charges and premium tax deducted from the cash value since that anniversary.


The death benefit anniversaries are those certificate anniversaries that are multiples of 6 certificate years, beginning with the 6th certificate anniversary. For example, the 6th, 12th and 18th certificate anniversaries are the first three death benefit anniversaries.

We will calculate the value of the death benefit at the end of the valuation period coinciding with our receipt of a complete request for payment of the death benefit. A complete request includes due proof of death.


Settlement Value The settlement value is the cash value less any applicable early withdrawal charges and premium tax. We will calculate the settlement value at the end of the valuation period coinciding with the receipt of a request for payment or on the mandatory distribution date of 5 years after the date of death.

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PAYOUT PHASE

Payout Phase Defined The payout phase is the second of the two phases in the life of your Certificate. During this period the cash value is applied to the income plan you choose and is paid out as provided under that plan.

The payout phase begins on the payout start date. It continues until we make the last payment as provided by the income plan chosen.


Payout Start Date The anticipated payout start date is shown on the Annuity Data page. You may change the payout start date by writing to us at least 30 days prior to the payout start date.

The latest payout start date is the later of:

o    the annuitant's 90th birthday; or

o    the 10th anniversary of this Certificate's issue date.

Unless changed as described above, we will use the payout start date shown on the Annuity Data page.

Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving income payments that do not depend on the life of the annuitant. In that case, you may terminate the receipt of income payments at any time and receive a lump sum equal to the present value of the remaining payments due. A withdrawal charge may apply. We also assess applicable premium taxes against all income payments.


Income Plans An income plan is an arrangement for disbursing the cash value in installments. The cash value on the payout start date, less any applicable premium tax, will be applied to your choice of income plan from the following list:

1. Life Income with 120 Months Guaranteed We will make monthly payments for as long as the annuitant lives. If the annuitant dies before 120 monthly payments have been made, we will pay the remainder of the 120 guaranteed monthly payments to the owner.

2. Joint and Survivor Life Income We will make monthly payments for as long as either the annuitant or any joint annuitant named by you lives. No income payments will be made after the deaths of both the annuitant and the joint annuitant.

3. Payments for a Specified Period We will make monthly payments beginning on the payout start date for a specified period. These payments do not depend on the annuitant's life. Income payments for less than 120 months may be subject to early withdrawal charges.


We reserve the right to accept other income plans.


Income Payments Income payments may be based on the variable account, the Fixed Account Options or both. Your initial income payment will be based on the division of your cash value between the investment alternatives on the payout start date. Each income payment represents a sum of payments derived from each investment alternative in which you have an interest.

A portion of the certificate maintenance charge will be deducted from each sub-account.


Variable Amount Income Payments Income payments attributable to sub-accounts of the variable account will vary in accordance with the investment results of the mutual funds underlying the sub-accounts.

The amount of the first income payment from a sub-account of the variable account is calculated by applying the portion of cash value allocated to the sub-account, less any applicable premium tax, to the Income Payment Tables.

Subsequent income payments are based on the number of annuity units derived from dividing the first income payment by the sub-account's annuity unit value on the payout start date. The number of annuity units will remain the same unless a transfer is made between sub-accounts or the fixed accounts.

Variable Amount Income Payments after the first will be equal to the number of annuity units for each sub-account multiplied by the corresponding annuity unit value on the date of payment.


Annuity Unit Value The annuity unit value for each sub-account of the variable account at the end of any valuation period is calculated by:

NLUxxx                             Page 9

o multiplying the prior value by the sub-account's net investment factor during the period; and then

o dividing the product by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.


Fixed Amount Income Payments Income payment amounts derived from the Fixed Account Options are guaranteed for the duration of the income plan. Cash value from the Fixed Account Options, less any applicable premium tax, will be used to purchase a Single Premium Immediate Annuity from us. Income payments from the Fixed Account Options will at least be equal to an amount determined from the Income Payment Tables.


Annuity Transfers After the payout start date, no transfers may be made from the Fixed Amount Income Payment. Transfers between sub-accounts of the Variable Amount Income Payment, or from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months subsequent to the payout start date. Transfers may be made once every six months thereafter. Transfers out of a sub-account of the Variable Amount Income Payment after the payout start date will cancel annuity units from that sub-account.

Payout Terms and Conditions The income payments are subject to the following terms and conditions:

o Income payments will start on the first day of the calendar month that coincides with or next follows the payout start date.

o If we do not receive a written choice of income plan from you at least 30 days before the payout start date, we will use the income plan listed on the Annuity Data page.

o If you choose an income plan which depends on any person's life, we may require proof of age and sex before income payments begin.

o We may require proof that the annuitant or joint annuitant is still alive before we make any payment that depends on their continued life.

o After the cash value has been applied to an income plan on the payout start date, the income plan cannot be changed and no withdrawals can be made.

o Should the cash value be less than $2,000, or not be enough to provide an initial payment of at least $20, we reserve the right to:

     o  change the payment frequency to make the payment at least $20, or

     o  terminate the Certificate and pay you the cash value in a lump sum.


GENERAL PROVISIONS

The Entire Certificate The entire Certificate consists of the Master Policy, the Master Policy application, written enrollments, and any attached endorsements.

All  statements  made  in  written   enrollments  are  representations  and  not
warranties. No statement will be used by us in defense of a claim or to void a Certificate unless it is included in a written enrollment.

Only our officers may change the Master Policy or Certificate or waive a right or requirement. No other individual may do this.

The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law.


Incontestable We will not contest the validity of this Certificate after the issue date.

NLUxxx                             Page 10

Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been provided at the correct age or sex.

If we find the misstatement of age or sex after the income payments begin, we will:


o    pay promptly the sum of all amounts that we underpaid plus due interest; or

o stop payments until the total of the omitted payments at the corrected amount plus due interest is equal to the total of the overpayments plus due interest.

For purposes of the Misstatement of Age or Sex provision, due interest will be calculated at an effective annual rate of 6%.


Annual Statement At least once a year, prior to the payout start date, we will send you a statement containing information required by any applicable law.


Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

o    a copy of a certified death certificate; or

o a copy of a certified decree of a court of competent jurisdiction as to a finding of death; or

o    any other proof acceptable to us.


Any cash surrender or death benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Master Policy is issued.


Deferment of Payments We will pay any amounts due from the variable account under this Certificate within seven days, unless:

o the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

o    an emergency  exists as defined by the Securities and Exchange  Commission;
     or

o the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months.


Variable Account Modifications We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the sub-accounts of the variable account. We will not substitute any shares attributable to your interest in a sub-account of the variable account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional sub- accounts of the variable account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments to such sub-accounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the variable account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

NLUxxx                             Page 11

INCOME PAYMENT TABLES

The Income Payment Tables show the initial monthly income payment per $1,000 of cash value applied for each of the income plans listed in the Payout section. The Income Payment Tables are based on 3% interest and the 1983 Table a Annuity Mortality Tables with the following age adjustment. The age(s) of the annuitant and any joint annuitant at his or her last birthday on or prior to the payout start date will be set back one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages not shown in this section will be determined on a basis consistent with that used to determine those that are shown.


                 Income Plan 1 - Life with 120 Months Guaranteed

-----------------------------------------------------------------------------------------------------------------------

               First Income Payment for Each $1,000 of Cash Value
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

Annuitant's Age                           Annuitant's                            Annuitant's
                    Male       Female          Age         Male       Female         Age          Male       Female
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

      35           $ 3.43       $ 3.25         49          $ 4.15      $ 3.82         63          $5.52       $4.97
      36             3.47         3.28         50            4.22        3.88         64           5.66        5.09
      37             3.51         3.31         51            4.29        3.94         65           5.80        5.22
      38             3.55         3.34         52            4.37        4.01         66           5.95        5.35
      39             3.60         3.38         53            4.45        4.07         67           6.11        5.49
      40             3.64         3.41         54            4.53        4.14         68           6.27        5.64
      41             3.69         3.45         55            4.62        4.22         69           6.44        5.80
      42             3.74         3.49         56            4.71        4.29         70           6.61        5.96
      43             3.79         3.53         57            4.81        4.38         71           6.78        6.13
      44             3.84         3.58         58            4.92        4.46         72           6.96        6.31
      45             3.90         3.62         59            5.02        4.55         73           7.13        6.50
      46             3.96         3.67         60            5.14        4.65         74           7.31        6.69
      47             4.02         3.72         61            5.26        4.75         75           7.49        6.88
      48             4.08         3.77         62            5.39        4.86
-----------------------------------------------------------------------------------------------------------------------


                       Income Plan 2 - Joint and Survivor

-----------------------------------------------------------------------------------------------------------------------

     Male       First Income Payment for Each $1,000 of Cash Value
  Annuitant's
      Age
                -------------------------------------------------------------------------------------------------------
                -------------------------------------------------------------------------------------------------------

                                                         Female Annuitant's Age
                    35        40         45          50          55         60          65          70         75
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

      35          $3.09     3.16        3.23        3.28        3.32       3.36        3.39        3.41       3.42
      40           3.13     3.22        3.31        3.39        3.46       3.52        3.56        3.59       3.62
      45           3.17     3.28        3.39        3.50        3.60       3.69        3.76        3.82       3.86
      50           3.19     3.32        3.45        3.60        3.74       3.87        3.99        4.08       4.14
      55           3.21     3.35        3.51        3.68        3.87       4.06        4.23        4.38       4.49
      60           3.23     3.37        3.55        3.75        3.98       4.23        4.48        4.71       4.91
      65           3.24     3.39        3.58        3.80        4.07       4.38        4.72        5.06       5.38
      70           3.24     3.40        3.60        3.84        4.13       4.50        4.92        5.40       5.89
      75           3.25     3.41        3.61        3.86        4.18       4.58        5.08        5.68       6.37
-----------------------------------------------------------------------------------------------------------------------


                 Income Plan 3 - Payments for a specified Period

-----------------------------------------------------------------------------

                                        First Income Payment for Each
        Specified Period                     $1,000 of Cash Value
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

            10 Years                                    $9.61
            11 Years                                     8.86
            12 Years                                     8.24
            13 Years                                     7.71
            14 Years                                     7.26
            15 Years                                     6.87
            16 Years                                     6.53
            17 Years                                     6.23
            18 Years                                     5.96
            19 Years                                     5.73
            20 Years                                     5.51
-----------------------------------------------------------------------------

NLUxxx                        Page 12

NLU919                                                 (2/00)
                        NORTHBROOK LIFE INSURANCE COMPANY

                          (herein called "we" or "us")

                       Income Benefit Combination Rider 2

This rider was issued because you selected the Income Benefit  Combination Rider
2.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract: xx/xx/xxxx

The following changes are made to your Contract.

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Income Benefit Combination provision if all of the following conditions are met.

     o The Owner elects a Payout Start Date that is on or after the tenth anniversary of the Rider Date;

     o The Payout Start Date occurs during the 30 day period following a Contract anniversary;

     o The Income Base is applied to Fixed Amount Income Payments or Variable Amount Income Payments as we may permit from time to time for all owners who choose to receive Income Payments under this rider; and

     o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

     o 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

     o 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.

Throughout the PAYOUT PHASE section of your Contract, the term "Cash Value" is replaced with "the greater of the Cash Value or the Income Benefit Combination".

If the amount applied to an Income Plan is the Cash Value, then the Income Plan may be any plan then offered by us.

Income Base

The Income Base is the greater of Income Base A or Income Base B.

Income Base is used solely for the purpose of calculating the Guaranteed Income Benefit and does not provide a Cash Value or guarantee performance of any investment option.

         Income Base A.

     o On the Rider Date, Income Base A is equal to the Cash Value.

     o After the Rider Date, Income Base A is recalculated as follows on the Contract anniversary and when a purchase payment or withdrawal is made.

     o For purchase payments, Income Base A is equal to the most recently calculated Income Base A plus the purchase payment.

     o For withdrawals, Income Base A is equal to the most recently calculated Income Base A reduced by a withdrawal adjustment.

     o On each Contract anniversary, Income Base A is equal to the greater of the Cash Value or the most recently calculated Income Base A.

In the absence of any withdrawals or purchase payments, Income Base A will be the greatest of the Cash Value on the Rider Date and all Contract anniversary Cash Values between the Rider Date and the Payout Start Date.

Income Base A will be recalculated for purchase payments, for withdrawals and on Contract anniversaries until the first Contract anniversary after the 85th birthday of the oldest Owner or, if no Owner is a living individual, the oldest Annuitant.

After that date, Income Base A will be recalculated only for purchase payments and withdrawals.

Income Base B.

On the Rider Date, Income Base B is equal to the Cash Value. After the Rider Date, Income Base B plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 5% per year until the first Contract anniversary after the 85th birthday of the oldest Owner, or, if the Owner is not a living individual, the oldest Annuitant.

Withdrawal Adjustment

The  adjustment  is equal to (1) divided by (2),  with the result  multiplied by
(3), where:

         (1) = the withdrawal amount.

         (2) = the Cash Value

         (3) = the most recently calculated Income Base.

Guaranteed Income Benefit

The Guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the guaranteed rates for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit and the income payment provided in the Payout Phase section of the Contract.

     NLU919 (2/00) Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.30% for this rider.

Except as amended, the Contract remains unchanged.

         Michael J. Velotta                   Thomas J. Wilson

[GRAPHIC OMITTED][GRAPHIC OMITTED]

              Secretary               Chairman and Chief Executive Officer

NLU922                                                        (2/00)
                        NORTHBROOK LIFE INSURANCE COMPANY

                          (herein called "we" or "us")

                  Income and Death Benefit Combination Rider 2

This rider was issued because you selected the Death Benefit Combination and the Income Benefit Combination.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract: xx/xx/xxxx

The following changes are made to your Contract.

Death Benefit Combination The Death Benefit provision of your Contract is modified as follows:

If the Owner is a natural person, the Death Benefit Combination applies only to the death of the Owner. If the Owner is not a natural person, the Death Benefit Combination applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract which may apply to the death of the Annuitant even if the Owner is a natural person.

The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Death Benefit Combination.

The Death Benefit Combination is equal to the greater of two separately calculated death benefits, Death Benefit A and Death Benefit B, as defined below.

After the Rider Date, the Death Benefit Combination is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

Death Benefit A

          o On the Rider Date, Death Benefit A is equal to the Cash Value.

          o After the Rider Date, Death Benefit A is recalculated when a purchase payment or a withdrawal is made or on a Contract anniversary as follows:

          o For purchase payments for all ages, Death Benefit A is equal to the most recently calculated Death Benefit A plus the purchase payment.

          o For withdrawals for all ages, Death Benefit A is equal to the most recently calculated Death Benefit A reduced by a withdrawal adjustment defined below.

          o Death Benefit A will be recalculated for purchase payments, for withdrawals and on Contract anniversaries until the first Contract anniversary after the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant.

In the absence of any withdrawals or purchase payments, Death Benefit A will be the greater of the Cash Value on the Rider Date and all Contract anniversary Cash Values between the Rider Date and the date we calculate the Death Benefit.

Death Benefit B

On the Rider Date, Death Benefit B is equal to the Cash Value. After the Rider Date, Death Benefit B plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 5% per year until the first Contract anniversary after the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant.

Withdrawal Adjustment

The withdrawal adjustment is equal to (1) divided by (2) with the result multiplied by (3) where:

         (1) = the withdrawal amount.

         (2) = the Cash Value immediately prior to the withdrawal.

         (3) = the most recently calculated Death Benefit A or B, as applicable


Income Benefit Combination The following is added to your Contract:

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Income Benefit Combination provision if all of the following conditions are met.

          o The Owner elects a Payout Start date that is on or after the Rider Date;

          o The Payout Start Date occurs during the 30 day period following the Contract anniversary;

          o The Income Base is applied to Fixed Account Income Payments or Variable Amount Income Payments as we may permit from time to time for all owners who choose to receive Income Payments under this rider; and

          o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

          o 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

          o 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.

Throughout the PAYOUT PHASE section of your Contract, the term "Cash Value" is replaced with "The greater of the Cash Value or the Income Benefit Combination."

If the amount applied to an Income Plan is the Cash Value, then the Income Plan may be any plan then offered by us.

Income Base

The Income Base is the greater of Income Base A or Income Base B.

Income base is used solely for the purpose of calculating the Income Benefit Combination and does not provide a Cash Value or guarantee performance of any investment option.

Income Base A.

          o On the Rider Date, Income Base A is equal to the Cash Value.

          o After the Rider Date, Income Base A is recalculated as follows on the Contract anniversary and when a purchase payment or withdrawal is made.

          o For the purchase payments, Income Base A is equal to the most recently calculated Income Base A plus the purchase payment.

          o For withdrawals, Income Base A is equal to the most recently calculated Income Base A reduced by a withdrawal adjustment.

          o On each Contract anniversary, Income Base A is equal to the greater of the Cash Value or the most recently calculated Income Base A.

In the absence of any withdrawals or purchase payments, Income Base A will be the greatest of the Cash Value on the Rider Date and all Contract anniversary Cash Values between the Rider Date and the Payout Start Date.

Income Base A will be recalculated for purchase payments, for withdrawals and on Contract anniversaries until the first Contract anniversary after the 85th birthday of the oldest Owner or, if no Owner is a living individual, the oldest Annuitant.

After that date, Income Base A will be recalculated only for purchase payments and withdrawals.

Income Base B.

On the Rider Date, Income Base B is equal to the Cash Value. After the Rider Date, Income Base B plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 5% per year until the first Contract anniversary after the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant.

Withdrawal Adjustment

The adjustment is equal to (1) divided by (2), with the result multiplied by (3) where:

         (1) = the withdrawal amount.

         (2) = the Cash Value immediately prior to the withdrawal.

         (3) = the most recently calculated Income Base.

Guaranteed Income Benefit

The Guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the guaranteed rates for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit and the income payment provided in the Payout Phase section of the Contract.

Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.50% for this rider.

Except as amended by this rider, the Contract remains unchanged.

         Michael J. Velotta

                                                       Thomas J. Wilson

[GRAPHIC OMITTED][GRAPHIC OMITTED]

              Secretary

                                           Chairman and Chief Executive Officer